Final Transcript

Conference Call Transcript MMA — Municipal Mortgage & Equity, LLC Fourth Quarter Performance Update Event Date/Time: Jan. 29. 2008 / 8:30AM ET

CORPORATE PARTICIPANTS

Mike Falcone

Municipal Mortgage & Equity LLC — CEO, President

David Kay

Municipal Mortgage & Equity LLC — CFO

Gary Mentesana

Municipal Mortgage & Equity LLC — EVP, Head of MMA Financial

Earl Cole

Municipal Mortgage & Equity LLC — EVP

Matt Cheney

Municipal Mortgage & Equity LLC — CEO of MMA Renewable Ventures

Jenny Netzer

Municipal Mortgage & Equity LLC — EVP

Charlie Pinckney

Municipal Mortgage & Equity LLC — COO

CONFERENCE CALL PARTICIPANTS

Josh Peters

Morningstar — Analyst

James Sterling

A.G. Edwards — Analyst

Jack Copeland

Analyst

George Pugh

Morgan Keegan — Analyst

Bob Peters

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Municipal Mortgage & Equity LLC fourth-quarter performance update conference call. My name is Shaquanna and I will be your coordinator for today. At this time all participants are in a listen-only mode. We will facilitate a question-and-answer session towards the end of this conference. (OPERATOR INSTRUCTIONS).

Some comments today will include forward-looking statements regarding future events and projections of financial performance of MuniMae which are based on certain expectations. These comments are subject to significant risks, which include those identified in filings with the Securities and Exchange Commission, and uncertainties that could cause actual results to differ materially from those expressed in these forward-looking statements.

In addition, the Company is in the process of restating its financial statements for the three years ended December 31, 2005 and has not yet completed its 2006 financial statements. The Company undertakes no obligation to update any of the information contained in the forward-looking statements. I would now like to turn the call over to Mr. Mike Falcone, CEO of Municipal Mortgage & Equity. Please proceed, sir.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Good morning, everyone, and welcome. We are glad you’re able to join us today. With me on the call today are David Kay, our CFO; Charlie Pinckney, our COO; Gary Mentesana, who runs our affordable housing business; Earl Cole, who is our Chief Credit Officer and interim head of our commercial real estate finance business; Matt Cheney, who runs our renewable energy finance business; and Jenny Netzer, who is in charge of new business development.

During our discussion today we will provide updates on multiple fronts including our Board’s dividend decision, a review of 2007 production levels for each of our businesses, and MMA’s ongoing financial restatement. Before we get into these though, I would like to make two points.

First, as the financial world continues to try and make sense of a variety of factors, including significant loan losses by large institutions and the prospect of a slowing U.S. economy, our businesses have been impacted in a variety of ways. Production levels have been trimmed in parts of our business while others have expanded. We believe the diversity of our various businesses helps us to succeed even in a tough marketplace. In these uncertain times we will continue to be prudent in our management of the business while remaining watchful for the opportunities that such markets usually present.

Second, I want to remind everyone what this call is or rather is not. This is not an earnings call. Because of our ongoing restatement we cannot speak to earnings, only production. As an additional disclaimer regarding forward-looking statements, the work that is being done to restate our financial statements could affect some of what we currently expect as could a continuation or worsening of the current conditions in the capital markets.

I will now move to a review of our Board’s dividend election and highlights of our full year 2007 production. After that David will speak about our continuing restatement effort followed by a review of 2007 by Gary, Earl, Matt and Jenny of their respective business units.

Our Board of Directors has declared a quarterly dividend distribution of $0.33 per common share payable on February 15, 2008 to shareholders of record as of February 5, 2008. This is approximately 37% less than the $0.525 quarterly dividend the Company paid in November of 2007. The reduction in the dividend distribution is due to the cost of the Company’s ongoing restatement of its financial statements, the decision by the Company to conserve capital to protect the long-term prospects of the business given the current volatility in the credit and capital markets and the desire to dedicate additional capital to the high-growth renewable energy finance business, an increasingly important part of our business.

A portion of this dividend will be paid from sources other than cash generated from operations. Our Board of Directors will continue to review the dividend payout quarterly based, among other factors, on our net cash generation and the strategic needs of the business.

It was a difficult decision to reduce our distribution as we know the importance of the dividend to our shareholder base. However, we believe that in this market environment it is prudent to be cautious in our approach to managing cash, balancing between retaining capital to grow and to protect against uncertainty on the one hand and distributing capital to shareholders as a dividend on the other. Over time we hope to grow the dividend as we complete the restatement and as market conditions improve.

Moving to a review of our production for the year 2007, production overall was 13% higher than 2006, with our clean energy and commercial real estate finance businesses both experiencing growth year-over-year. The dollar value of our 2007 total production was $4.2 billion compared with 2006 total production of $3.7 billion. Our 2007 figures include approximately $700 million of production associated with a business acquired during that period.

For a year that has included dramatic swings in both the credit and real estate markets we operate in, I am pleased with our ability to achieve year-over-year gains in our production levels. As a result of support from our capital partners the value proposition offered by our products and the continued dedication of our employees, we successfully grew our production levels in a difficult environment.

We are in constant contact with our capital partners and we have needed to ask them for extensions of deadlines. We expect this dialogue will continue until the restatement is completed. Some of our capital partners have granted waivers extending our audited financial statement delivery deadline and we are working with the others as deadlines approach.

We have also had discussions with our capital partners about the impact of the broader credit market changes on our financing structures and continue to evaluate solutions to those issues as they arise. As we have mentioned in previous calls, there can be no assurance as to their future decisions.

The widening of spreads and other forces at work in the capital markets could have an impact on the valuation of assets on our balance sheet and we will be monitoring our assets accordingly. Fortunately at the end of 2006 we chose to reduce our balance sheet holdings in our MMA Realty Capital Group. Within MMA Financial municipal bonds, the type in which we invest, seem to be holding up in value fairly well. We cannot of course predict what may happen in the future. At this point I’d like to turn the call over to David Kay.

David Kay - Municipal Mortgage & Equity LLC — CFO

Thanks, Mike. I’d like to take a few minutes to provide everyone with some reference points on our restatement progress as well as to provide an update on our expectations regarding the filing of our financial statements. As you know, we have committed a significant amount of time and resources to completing the restatement of our financial reports. We have filed a Form 8-K with the SEC which discusses a revision to our estimated filing date of March 3rd, as well as providing a discussion of the nature of the changes in our accounting policies that are being made as a result of the ongoing restatement effort.

The overall impact of the restatement and the changes in our accounting policies are still being quantified. However, we believe that the final result of the restatement will not materially change our previously recorded corporate cash balances. The ultimate impact of the restatement is dependent on management finalizing all areas of the restatement in the completion of the external audit.

Although we continue to work to file our restated financial statements at the earliest possible time, we do not expect to meet the previously announced March 3, 2008 New York Stock Exchange deadline for filing our 2006 Form 10-K. As a result we will expect that the New York Stock Exchange will commence delisting procedures and suspend trading shortly. Upon suspension of trading on the New York Stock Exchange our shares will begin to trade on the over-the-counter market pending a possible appeal and a final determination on the delisting. If we are delisting from the New York Stock Exchange we will be able to apply for relisting when all of our filings with the SEC are current.

We currently expect to have management prepared unaudited financial statements in compliance with GAAP for 2006 and unaudited restated financial statements for 2005 and 2004 no later than mid-March 2008. We will then file our annual report on Form 10-K for the year ended December 31, 2006 by May 30, 2008.

In terms of our progress on the restatement, on the accounting policy front we have virtually completed our analysis of all of our accounting policy changes. As mentioned before, the overall corporate cash balances are not changing significantly; however the timing of the income and expense recognition related to some of our business transactions is changing as a result of the restatement.

For example, we are now consolidating all of the funds related to our tax credit equity business; we are deferring syndication and asset management fee income due to our guarantees on certain of these funds; and we have changes related to the recognition of costs and fees associated with our lending businesses. You can refer to our recently filed 8-K for a more comprehensive description of our accounting policy changes.

We are almost finished with the remeasurement aspect of the restatement; however until management finalizes its financial statements and the external audit is complete the expected outcome of both the nature of the restatement adjustments and the timing of the filing of the Form 10-K for 2006 cannot be known with certainty.

We continue to devote significant resources to our restatement task. We have over 100 employees and consultants working extremely hard every day to complete this restatement. As we have discussed in the past and as Mike touched on in his summary of the Board’s decision regarding our dividend, the obvious downside to these efforts is expense. Our 2007 budget did not contemplate external resources of nearly this magnitude and the cost will continue into 2008.

As many of you have asked, I’d like to provide some clarity on what this change in our restatement completion date means for the delivery of your 2007 K1’s. Importantly, our delay in completing the restatement is not expected to impact the planned March 30th delivery of K1’s to our shareholders.

Lastly, I would like to recognize our employees and supporting consultants who have worked nights and weekends to complete this very complex restatement. We truly appreciate their efforts. At this point I’ll turn the call over to Gary Mentesana for an update on our MMA financial business.

Gary Mentesana - Municipal Mortgage & Equity LLC — EVP, Head of MMA Financial

Thanks, David. As you may know, MMA Financial is responsible for all of the Company’s affordable housing finance, tax credit equity, tax-exempt bonds and taxable lending operations. We generate revenues through the origination, syndication, financing and management of debt and equity investments secured primarily by affordable multi-family housing properties.

For the year ended December 31, 2007 MMA Financial’s total production, including both debt originations and equity placements, was $1.7 billion, down approximately 10% from the total production of $1.9 billion for the year ended December 31, 2006. Debt originations for 2007 totaled $636 million which included $296 million in private placement bonds, $115 million in taxable construction loans and $225 million in taxable agency loans, as compared to approximately $392 million for 2006 which included $267 million in private placement bonds, $53 million in taxable construction loans and $72 million in taxable agency loans.

Low income housing tax credit equity syndications for 2007 totaled $813 million from 18 different investors which included $318 million through our guaranteed yield program. For 2006 the low income housing tax credit equity syndications totaled $1.2 billion from 21 different investors and included $114 million through our guaranteed program. The remaining $224 million of production for 2007 consisted of debt acquired within our tender option bond program as compared to $303 million for 2006.

Total debt origination in 2007 was 62% higher than 2006 and benefited significantly from the growth of our agency products. Although 11% higher than 2006 levels, our private placement bond production fell short of our internal volume goals due to increased competition in the first half of the year and limited liquidity within the overall capital markets during the second half of the year.

MMA Financial’s 2007 low income housing tax credit equity syndicated fell short of 2006 levels by approximately 30%. This shortfall was due in part to a continuing yield correction in the market for low income housing tax credit equity and a reduction in the demand for our product. These negative trends were offset somewhat by a 179% increase in the amount of equity syndicated through our guaranteed yield program in 2007 as compared to 2006.

As for the credit quality within our $1.7 billion private placement bond portfolio, we experienced a reduction in the debt service coverage as four highly performing bonds were redeemed for significant gains at the end of the year. But we continue to see meaningful improvement in the bonds that are in default and on our launch list. Debt service coverage for the stabilized fixed-rate multi-family bonds within the portfolio was 1.12 as of December 31, 2007 which is down from 1.14 as of September 30th and from 1.13 as of December 31, 2006.

By original issue amount bonds in default fell to 10% of the portfolio at December 31, 2007, down from 15% of the portfolio at December 31, 2006. And the bonds in our watchlist fell to 12% of the portfolio at December 31, 2007, down from 17% of the portfolio at December 31, 2006. At this point in time I’ll turn the call over to Earl Cole for an update on our MRC business.

Earl Cole - Municipal Mortgage & Equity LLC — EVP

Good morning, this is Earl Cole and I am the interim head of MMA Realty Capital, or MRC as we call it. Overall 2007 was a rewarding year as disruptions in the capital markets validated our multiyear strategy of creating multiple origination platforms with diverse partners and driving the growth of recurring income.

MRC originates and manages most of the market rate real estate transactions pursued by MuniMae. We generally define these transactions as those that are not tax advantaged and do not generate tax credits for tax-exempt income. MRC conducts the majority of this activity through two primary business units of MRC — merchant banking and agency operations.

The merchant banking unit pursues debt and equity transactions on behalf of our investment partners as well as for our own account. In almost all situations we also act as asset managers thereby generating recurring income. These transactions cover a wide variety of investment types from traditional mortgages to B Note and mezzanine debt investments. Underlying collateral can be virtually any commercial real estate type from industrial and retail properties to office and multifamily projects.

The other major segment of MRC, the agency business, manages the multi-family project debt that we originate and underwrite for sale to the government-sponsored entities Fannie Mae, Freddie Mac and Jenny Mae. We make these loans and then resell them to these agencies only after we ensure that they meet all agency requirements. After the sale we remain engaged as the loan servicer for which we collect a fee.

Beginning in 2006 we began to better position MRC to respond to potential volatility in the U.S. markets such as we saw in 2007. Specifically we decided to reduce our reliance on transaction based income and to establish a critical mass of recurring income in our investment management, asset management and servicing businesses. We began to shift our distribution focus to emphasize the delivery of assets to our investment partners. This move both reduced credit risk on our balance sheet and built our recurring income.

As a result, as our third party originations have grown we have established a larger base of asset management income which will continue to become more important over time. We continue to see spreads on many transactions widen putting pressure on the underlying deal economics and reducing the number of feasible deals that we can finance. At the same time warehouse financing for transactions has been harder to come by putting further pressure on our asset origination efforts.

MRC generated gross loan production of $2.3 billion for the year ended December 31, 2007, an increase of 26% compared to 2006 production of $1.8 billion. Of the total for 2007 $1.6 billion in production came from the merchant banking business including $706 million from a business we acquired at the beginning of 2007 and $679 million from the agency business.

Merchant banking saw especially good results in third party originations as assets originated on behalf of other investors totaled $1.1 billion for 2007 representing over two-thirds of merchant banking volume. While 2007 agency production was 18% lower than 2006 production this was offset by the acquisition we made early in 2007.

We are satisfied with the 2007 levels of production accomplished in this difficult market environment. While it is possible that some of our investment partners will pull back due to effects of the credit market turmoil on their availability of funds, we think the steps we have taken will substantially cushion the affects on us of those investor pullbacks.

Although the shift in origination sources will negatively impact margins on some assets we will remain an active originator and maintain a steady presence in all of our markets by leveraging our multiple products and funding sources. I will now turn the presentation over to Matt Cheney who runs MMA Renewable Ventures, our clean energy finance business.

Matt Cheney - Municipal Mortgage & Equity LLC — CEO of MMA Renewable Ventures

Thanks, Earl. I’m Matt Cheney, I’m an Executive Vice President of the company and head of the Company’s renewable energy business, MMA Renewable Ventures. We are very pleased with our growth, the growth in our business in 2007, our first full year operating as part of MuniMae since becoming part of the Company in May 2006. MMA Renewable Ventures financed a total of approximately $234 million in solar projects during 2007, an increase of nearly 400% from the $48 million financed in the latter half of 2006 when we joined the Company.

We have in 2007 commissioned over 20 MW of solar photovoltaic projects and currently own and operate approximately 24 MW in seven states. A major contribution to the growth in MMA’s solar business in 2007 was the 15 MW facility at Nellis Air Force Base in Nevada. As mentioned previously, the facility is the largest solar photovoltaic system ever built in North America. We announced funding commitments for the Nellis project in October validating our business strategy of originating and financing solar projects for syndication to investors.

We have a strong pipeline of solar projects as well as emerging opportunities in wind energy, biofuels and biomass projects. As we announced in October 2007, we closed funding commitments for another fund designed to finance a number of other solar projects that are planned for completion in 2008.

We’re also pleased to report that we were awarded a U.S. department of treasury $20 million new markets tax credit allocation that we expect to leverage into $100 million of investment focused primarily on low income communities in the San Francisco Bay area. And ahead to 2006, we are looking to grow new markets segments such as our energy efficiency finance platform. I’d now like to turn the presentation over to Jenny Netzer for an update on the activities in the Company’s new business initiatives business unit.

Jenny Netzer - Municipal Mortgage & Equity LLC — EVP

Thank you, Matt. As reported in the third quarter the Company is continuing to expand its affordable housing investment programs overseas. In this effort we are working through International Housing Solutions, our international joint ventures. IHS continued to build its investment platforms in South Africa, Jordan and the United Kingdom in 2007. As previously discussed IHS is also raising $300 million for funds that we’ll invest in workforce housing in emerging markets that are experiencing rapid growth in housing demand with particular needs for quality affordable housing.

As announced earlier this year, these investment programs benefit from $100 million in seed financing from the U.S. Overseas Private Investment Corporation, OPIC. In addition, we have closed $95 million of equity capital commitments and an additional $120 million in equity capital commitments are expected to close within the next few months.

In other areas of new business at MuniMae, MMA Sustainable Land Investments and UK Workforce Housing Initiatives, we have also made significant progress. Both areas filled key senior positions critical to future growth and developed strong pipelines in the last part of 2007.

In summary, we are continuing to expand the range of investment products we can offer investors to include products that are consistent with our clients’ interest in sustainability, in affordable housing and in international investments. With that I’ll turn the presentation back over to Mike for his wrap-up.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Thanks, Jenny. For 2007 our production numbers were solid, especially in our MMA Renewable Ventures unit which finished the year with a strong pipeline of additional solar and other renewable and clean energy opportunities. We believe the diversity of our various businesses helps us to succeed even in a tough marketplace. Margins have held up well across the majority of our business lines with the exception of the low income housing tax credit business which has experienced some margin compression. Looking ahead, current market conditions make it difficult to predict 2008 production at this time.

As I previously discussed, it was a difficult decision to reduce our distribution as we are well aware of the importance of the dividend to our shareholders. In these uncertain times we will continue to be prudent in our management of the business while remaining watchful for the opportunities that such markets present. We hope in the future to grow the dividend as we complete our restatement and as market conditions allow.

On the restatement front we’re making substantial progress thanks to the hard work of our employees and outside consultants and the support of the Board. Accounting for our business is complex, this combined with our previously announced change in auditors necessitated a top to bottom review to ensure that our financial information is completely accurate. Going forward we are dedicated to making sure that we have the right policies, systems and people in place to meet our reporting obligations. We will continue to work hard to make this business grow and prosper and we appreciate your continued support as shareholders.

I will now turn the call over to the operator and answer any questions you may have. Unfortunately there are many obvious questions we cannot answer until we complete the restatement. That should not limit your questioning but it will limit our ability to answer some of your questions. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS). Josh Peters, Morningstar.

Josh Peters - Morningstar — Analyst

Good morning. Looking at the line where you refer to the dividend needing in part to come from sources other than cash flow in the first quarter, is this a matter of seasonal timing in your earnings plus the cost of the restatement or are you going to be running at a pay out ratio for the full year that might be over 100%?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

We obviously can’t fully speak to cash flows and expectations, but if you look at the seasonal timing and the restatement together that accounts for the majority of the reasons for that sentence being in there.

Josh Peters - Morningstar — Analyst

So you can’t give much of an outlook about the remainder of the year?

David Kay - Municipal Mortgage & Equity LLC — CFO

Not at this point.

Josh Peters - Morningstar — Analyst

Is it fair to say that the projections that you have made internally, that that’s been what the Board has decided to set the new dividend rate at going forward?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Correct, we actually had a Board meeting that started on Thursday, we began a discussion of the topic, we adjourned that Board meeting, provided additional information to the Board in a Board meeting yesterday and concluded, based on the information that we had, that the right thing to do was to make the cut in the dividend that we proposed.

I should say that we’ve talked about three factors here — it’s really no one factor but really the combination of all three factors that has led to this decision. So it’s hard to speculate if there were only one factor would you have done it? But really it is the combination of the three right now that has led to the decision.

Josh Peters - Morningstar — Analyst

Okay. I know this is going to be kind of a numbers question, but can you give us any information about available liquidity over the next couple of quarters? If you are going to be paying out a dividend that’s in excess of cash flow potentially in the first quarter, you’ve got enough access to capital to support that, can you put any numbers around that?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Let me describe the process that we went through with the Board to make this decision. We looked at our starting liquidity availability, we looked at all of the sources and uses of capital that we would imagine needing to run our business and pay for the restatement over the course of the year, looked at that on a quarterly basis and used that in making our judgment that the smaller dividend would be prudent.

Josh Peters - Morningstar — Analyst

Okay. Well, moving on to the restatement process, that’s another numbers question, can you quantify the cost of the restatement thus far?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

We knew that this was going to be one of the key questions that folks were going to ask today and we really can’t answer that question. It has been substantial and we look forward as we wrap-up the restatement in the coming months to be able to speak to that.

Josh Peters - Morningstar — Analyst

Okay. And then assuming that you can hit this mid-March target for having unaudited financial statements — first, are you planning to release those figures when they’re available or are you going to wait until they’re audited and you’re actually filing the 2006 10-K at the end of May?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Our expectation is that we will file an 8-K with our unaudited view of the financial statements when we are comfortable with the numbers. And that we will file a 10-K when the auditors sign off obviously. And also in that time frame we will be providing some preliminary information to our banks and capital partners who have signed confidentiality agreements on our preliminary views of ‘07 based on the new GAAP accounting that we’re putting into place.

Josh Peters - Morningstar — Analyst

Okay, so best guess when we might see 2006 numbers is probably later than mid-March but before the end of May? Or would it be in mid-March?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m looking today for that one.

David Kay - Municipal Mortgage & Equity LLC — CFO

I think the end of March, obviously no later than May.

Josh Peters - Morningstar — Analyst

Okay. And then now that you’re going to have to be consolidating all of these entities into the future are you looking at an accounting cost for the business going forward that’s going to be much higher than it had been in the past when you didn’t have to consolidate these entities?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

In the short-term the answer to that is, yes. Our plan is to move to automate as much of this consolidation as we can in relatively short order. But in the short-term we will need to throw some bodies at that to accomplish the accounting.

Josh Peters - Morningstar — Analyst

Okay. And can you give us any idea of how fast you’ll be able to run through your 2007 quarters? Do you expect that you can become fully caught up at some point during 2008? I know it’s kind of a moving target unfortunately, but I’d appreciate some guidance on that.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

We just had a little legal consult here, Josh, I’m sorry. We have a variety of options for finishing up the catch-up process. We could file ‘07 alone, we can file ‘07 and ‘08 together when we file ‘08. So right now we’re not really in a position where we can answer that question.

Josh Peters - Morningstar — Analyst

Okay, but you seem to be saying that it could be all the way through into early 2009 before we get 2007 information.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

It could be to that time frame by the time you get audited 2007 financial information. We’re going to look to provide information to our capital partners and others earlier in the year and we’ll see which of that we can parse out and deliver publicly and maybe do the 8-K kind of filing for 2007 as soon as we can do it. But it won’t — the odds of the — the audited 2007 will not come before late in the year.

Josh Peters - Morningstar — Analyst

Okay. And —

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I should add that’s our expectation, we’d like to do better than that.

Josh Peters - Morningstar — Analyst

Okay. I also want to talk about the potential for future dividend growth which you do mention in your press release. It seems to be contingent on the progress of the restatement process as well as some of the turbulence in the capital markets clearing up. Is it fair to say that you probably won’t be looking to raise the dividend before you’re fully caught up on your financial filings?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m not sure I can answer that question directly, Josh, because we didn’t talk about it at that level of detail at the Board. But I can tell you this exact sentence, “over time we hope to grow the dividend as we complete the restatement and as market conditions improve,” was discussed at my request at the Board meeting because I wanted to give folks clear indication of our sense of what we want to do with the dividend in the future. We can’t be more specific than we’ve been here, but I think that it’s a fairly good statement of our intent.

Josh Peters - Morningstar — Analyst

Okay. I guess the part of the sentence that I’m looking at is “as we complete”, which might imply as you continue to make progress as opposed to saying when the restatement is completed. So I guess I’m looking to do some parsing of my own and see if you can give me a little additional clarity.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m getting the nod here or the shake. I really can’t be more specific than this sentence. This sentence is definitively what the Board talked about and approved.

Josh Peters - Morningstar — Analyst

Okay. And looking forward, would you be looking to try and take the dividend rate back to where it was prior to this cut as soon as possible once you are in a position to grow the dividend again? Or are we going to be looking at your old 2 to 4% type of growth rate off of this new base?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m going to be evasive again which I really don’t like, but the sentence here that we have gotten approved at the Board says “over time we hope to grow the dividend as we complete the restatement and as market conditions improve”. I guess I could say that if you were to do the math and look at the way the business works previously in terms of the relatively high payout ratios we’ve had and you look at the dividend cut we’re making today you could do the math and conclude that once we “return to normal” that there should be significant cash generation above the dividend.

What the Board will decide to do with that cash at that point is embodied in this sentence right now. But I think there will be the opportunity, if markets recover in the way we expect them to, if our business develops in the way we expect it to I think we do have the opportunity to grow that — we would have the opportunity to grow the dividend faster, but the Board has made no commitment to do that and it will be a decision that we make in the future as we see what the competing needs are and what the market conditions are. We say the Board will continue to review the dividend based, among other factors, our net cash generation and the strategic needs of the business.

Josh Peters - Morningstar — Analyst

Okay. And then one final question going back to some comments earlier about your warehouse lines. How much risk is there of a liquidity crunch inside of the firm if you have one of your warehouse providers decide that they just want to back away entirely?

Can they put those assets back to you and say you have to come up with cash to pay off a line? Do they just take the assets? I’m trying to get my hands around what kind of things could go wrong if the capital markets do stay real nervous here?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Most of our direct lines of credit are not repo lines. In fact, I think — and Charlie, correct me if I’m wrong here — I think at this point we actually have no repo lines in our direct borrowing from banks and warehousing lines. We do have in our bond financings structures whereby if the liquidity dries up in the tax-exempt market, we have financing structures whereby if the liquidity dries up in the tax-exempt markets, those bonds could be put back to us after an eventual process. It is not immediate, but it would take some time. But that is a possible result.

But our direct lines, we had one line that was essentially a repo line with Wachovia, and earlier in 2007, the MRC business started to switch its business model and we paid off that Wachovia line, I want to say in September, Charlie, November?

Charlie Pinckney - Municipal Mortgage & Equity LLC — COO

Yes, but it was practically paid off by mid, early summer. We just had a low balance at that point..

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

And I was correct in my statement that we don’t have any direct bank lines as this point that have essentially reasonable elements to them.

Charlie Pinckney - Municipal Mortgage & Equity LLC — COO

That is correct.

Josh Peters - Morningstar — Analyst

So the assets that are financed with these warehouse lines, if the bank gets nervous they can take the asset, but they can’t essentially come after MuniMae. Is that a way to characterize it?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Well, I think the lines are all asset-backed. We don’t have any lines that are corporate lines. All of our lines are asset-backed at this point, but many of them do have backup guarantees from MuniMae. I think as a practical matter, what would happen is if — and this is an if — the banks were to — I am getting a don’t speculate. Sorry, I can’t speculate on the bank’s behavior.

I would say that — okay, let me say it differently then. I feel like I am in court here; I can’t quite answer the questions the right way. We would expect that the biggest problems for our business if the capital markets were to, quote, close us out would be the ability to do new business more than it would necessarily the results of what would happen from the existing lines.

Josh Peters - Morningstar — Analyst

Okay. I guess one quick follow-up question to that, and then I will conclude, is — what is the state of the banks’ interest in this type of asset right now? Are they tending to pull back from multifamily housing, whether affordable or market rate, or are they be seeing some more opportunity there perhaps because some of the CMBS facilities that were out there in the market have kind of dried up?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Well, a good part of our business is benefiting from conditions in the market, and some of our business is more constrained from conditions in the market. I will give you some examples. In our Fannie and Freddie business in the first half of the year, it was very hard to get deals done in that business because the CMBS lenders were so aggressive in the marketplace.

In the second half of the year it was a lot easier to get that business done because the CMBS lenders were really out of the market in the second half of the year. The same is true in the businesses where we originate for third party insurance companies and pension funds. And so net-net I’d say there’s a little more opportunity because of what’s happened in the market in the MRC side of the business.

Now there are the issues of do we have the warehouse capacity to basically hold these loans for a little while before we deliver them, that’s a little harder than it’s been. And I would say, as we’ve said in here, that we’ve seen some deterioration in the market for low income housing tax credits, though interestingly we really haven’t seen that deterioration in the market for clean energy tax credits. And we think the affordable housing deterioration has a lot to do with general market conditions with big banks as well as folks wanting to wait and see some financial information from us in the coming months.

Josh Peters - Morningstar — Analyst

Okay, thank you very much.

Operator

James Sterling, AG Edwards.

James Sterling - A.G. Edwards — Analyst

Good morning, gentlemen. I guess I just have two questions if I may, and I’m approaching this more from a person who just manages other folks’ money on their behalf, so it’s a little bit from a layman’s perspective. The one thing that I’m a little bit befuddled on is from your statements of two months ago you actually maintained your high-level of a dividend and I think actually increased it just very modestly in that last time frame. And so your statements today either illuminate that there was a substantial change in the marketplace over the last couple of months since that last statement or that you were unaware of the level of deterioration that had already taken place in the October/November time frame. I was just hoping first off if you could illuminate the change in your posture over the last two or three months regarding that?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Sure. They really are twofold. I think it was pretty predictable for us two or three months ago that we were going to need some additional working capital and long-term capital for the renewable energy business because the growth of that business last year and the projected growth this year; that was very predictable. What has changed in the last two months is really the first two elements of the three.

We had expected, obviously until very, very recently, to be wrapping up the restatement in a matter of a couple of weeks, several weeks here in terms of the active work we had to do and then turning it over to the auditor. So it’s the length of time that we will be spending on the restatement changes our views of what — or the increased length of time changes our view of what’s going on in the cost side of the equation.

And two, this market in terms of what’s going on in the capital and credit markets I think — and in the third quarter, beginning of the fourth quarter we were beginning to feel like there was a recovery going on a little bit. Some of the spread indicators we might look at like CMBS which gives some sense of capital flowing into the real estate market — some of that stuff had gotten better about the time we made the dividend decision last time and we were thinking that the worst was behind us.

At this point I think what we’re saying is we don’t know if the worst is behind us and we need to be cautious with our shareholders’ capital as we go forward. And that’s probably the big change in our view over the last two or three months.

James Sterling - A.G. Edwards — Analyst

Okay. And the second question for you is just — it’s very difficult for me, and if it’s difficult for me I’m sure for the majority of the individual investors that are out there it’s got to be very difficult for them to just understand the complexity of your financial restatements and why there’s been multiple points where you’ve delayed it. And I’m just hoping that there’s some way that you can sort of elaborate on that a little bit for us to help us understand the complexity and why it keeps getting pushed back as it has been?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m going to let David Kay try that one. Just to give you a little background with Dave. Dave joined us — Dave came to us from Navigant Consulting where he was basically an expert on financial services companies and their accounting needs and their restatement and had worked on many restatements. Prior to that he’s been a CFO in a public real estate company and a partner at a large auditing firm. So Dave has terrific background to lead this project and has brought a good team on board. But I’ll let him answer that question.

David Kay - Municipal Mortgage & Equity LLC — CFO

James, the complexity is huge and I kind of live it every day. And just to kind of give you and others a sense for it — probably the biggest area that’s creating the most impact and time frame to get this done is this implementation of FIN 46 which revolves all-around consolidation accounting.

We have so many different investments, significant ones through the LIHTC funds as well as other activities within the business. We had to analyze probably over 200 entities to determine consolidation or not. And at the end of the day on the Lytec side we’re consolidating these entities. And we had no process really to do that before.

So you’ve got to basically build a process and implement it and do it — we’re doing it really for three years which includes 10 periods. And a lot of this has to go back to look at the accounting before ‘03 in order to get the beginning balances right. So that’s just one example where there’s a significant amount of work. The other is we’re consolidating properties where we’ve reassigned the GP interest. Again, we had no process to take care of that so that’s a highly manual intensive rework to get that done. And as we go forward we’ll automate that.

But the fact of the matter is to go through the complexity of the accounting and get that cleared with our external auditor, then to go through and do the remeasurement takes a significant amount of time. And quite frankly, we did change auditors over a year ago. They’re looking through the three-year period and a substantial amount of the work is to prepare audit packages for them to basically get through the audit. So everything is being examined by them; there’s no reliance, if you will, on the previous auditor’s work.

So that in and of itself, even in areas where there’s no restatements or remeasurement being done we have to do a significant amount of work to put together packages. So it is significant and it has made this time frame slip. We do feel that we’re in relatively good shape to get the management financials done in that mid-March frame and then we’re working side-by-side with the external auditor to get them through the audit and hope, as I said, we want to file as soon as possible and we hope it’s before May 30th, but we’re putting that out there as the outside date just a give investors some type of time frame.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

James, just to put a number on that for a minute, if you look at the number of real estate partnerships that we had in — that we’re now consolidating that we weren’t set up to previously consolidate, there’s more than 2,000 real estate partnerships that we will consolidate where we’re a general partner with a 0.01% interest. And we have to do the accounting for that over, as Dave said, 10 periods. So it’s 6,000 separate financial statements that has to go back and be done.

James Sterling - A.G. Edwards — Analyst

Okay, thank you.

Operator

Jack [Copeland].

Jack Copeland Analyst

(inaudible) good morning and let me say first that I just admired the performance of our company and its management for some time.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Thank you very much.

Jack Copeland Analyst

James really asked the two questions so I won’t dwell on them except to point out — the two questions that I was interested in — that the signal given in November of a dividend increase really did change this investor’s behavior and I am troubled by its reversal. I just have to express that. Some of us backed up the trucks, whatever size trucks we had, based on that. So I just want to give you one lone investor’s experience from that.

The other question I have has to do with the delisting. And I just wonder about the impact that this will have on our company’s stock’s performance. I’m a bit naive about all this, but kind of a — it’s like going to a car dealership and them telling you you’ve internal engine damage when you’re trying to do a repair. How troubling is this to you?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

We are as a company both disappointed and embarrassed that we made these mistakes in the first instance and in the amount of time and energy and effort it’s taking us to fix them. We think we have the right team in place to move forward to fix these and we think we’re in a position where we can — the fundamental elements of our business are sound. That, as we said in the statement, there are no changes in our cash positions as a result of this restatement. And we look forward to moving the business forward and growing it.

As part of our view of the business, we believe in a sort of performance-based management system and I can tell you that the senior management of the Company is going to be taking dramatically smaller bonuses this year and I will take no bonus this year because I think this is a failure on our part and I think we need to show to the shareholders that we are dedicated to getting this fixed and that we believe in the future of this company. And we’re going to do the best we can to move the business forward as we recover from both the dividend cut and the delisting.

Jack Copeland Analyst

I think that dose send an important signal in the right direction and I wasn’t looking for that, but I appreciate that. Well, I’ll let others ask questions now, thank you.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Jack, you had one other question that was just — you asked, the answer to which was just given to me. That most of the major online trading firms such as Schwab, TD Ameritrade, Fidelity and eTrade will trade over-the-counter securities and these firms handle over-the-counter trades in much the same fashion as they handle New York Stock Exchange trades. So in terms of — I don’t know about individual brokers, but in terms of electronic brokerage it’s very much treated the same way.

Jack Copeland Analyst

Okay, thank you.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Thank you. Sorry about your name.

Operator

(OPERATOR INSTRUCTIONS). George Pugh, Morgan Keegan.

George Pugh - Morgan Keegan — Analyst

Gentlemen, thank you very much for this call. And Michael, I appreciate the way you’ve been able to answer some of the questions and still keep your legal advisor happy there. And Josh, you asked some great questions too that I think the answers will be helpful to us.

The one thing I have not heard is the prospects of maintaining the listing on the New York Stock Exchange through the appeal process that you mentioned in your press release. If you all would elaborate on that. Obviously I think we all would like to see the shares continue to trade there and what the prospect or the process is for going through that. That’s the extent of my questions.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

As a practical matter there’s that kind of — there’s a process at the exchange where one can generally expect to get an extension and then after a certain period of time one can generally not expect to get an extension. We’ve sort of crossed that line with this date and it’s not our decision and we’re going to make the best case we can as to why we should stay listed. And we will have conversations with them, but I think it’s fair to say we’re not optimistic at this point.

But we are also reasonably stubborn people and we will have conversations with them, try to make our case and in the end try to behave in a way that will ensure over the long term that we get back to the exchange, both in terms of dealing with the accounting as well as our day to day dealings with folks. So we’re going to be stubborn, we’re going to be persistent, but we’re going to ultimately respect their decision-making processes.

George Pugh - Morgan Keegan — Analyst

Thank you. One last question, Michael. You’ve elaborated a little bit on the Board’s conversations about the operations of the Company and the dividend decision, have their been any changes in the composition of the Board or the perspective composition of the Board in the near future as a result of the conversations that have occurred in the last few months?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Not to my knowledge. We added a Board member, Barbara Lucas, a few months ago, two years ago, something like that. So Barbara was a new Board member about two years ago, otherwise the Board is pretty much in tact from the earlier period. We do have a requirement that — I’ve got to make sure I say this right — that a Board member cannot stand for reelection if they are over 72, is that the rule, Steve?

There is an age based requirement that says a Board member can’t stand for reelection over a certain age. And we have one or two Board members who in the next couple of years are going to come up to that deadline. But in general we imagine that the composition of the Board will stay steady over time.

George Pugh - Morgan Keegan — Analyst

Okay, thank you. That concludes my questions and I appreciate it.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Thank you, sir.

Operator

BobPeters, First Metro Financial.

Bob Peters

I appreciate the call. I wanted to get back to something the other gentlemen had mentioned. On the last dividend you’ve raised it modestly and you had said this was not an earnings call, it was a production call. And based on production and, as I was led to understand, cash flow there was room to raise that dividend. So I have two questions.

One is, again have things changed that drastically in the last few months? I think you answered that in part. And the second question is you indicated that this new lowered dividend rate is not going to be paid from production but is also going to be paid from some working capital and if you could expand on the relative components of that dividend it will I hope clarify your ability to maintain it. Which is really another way of saying how long can you keep paying it before you make damaging incursions into your working capital?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Bob, I’m afraid I can’t answer that as fully as you would like. I can go back to the process that the Board went through which was looked at our expectations around sources and uses of capital over the 12-month period in front of us. And I can tell you that an important element of the discussion was we wanted to find a place where we thought we could do — where we would only have to do this once. But there’s nothing about that that can be an assurance that our projections and our expectations about the market going forward are going to come true.

Fundamentally we I think in the second bullet around the decision, we are a little nervous about going on in the marketplace right now. We just — I think in November — was it November when we declared the dividend? October — we had a sense that the bottom being down in the market and as we sit here today we’re not nearly as confident that we’re near the bottom as we were three or four months ago.

And you can see all of the activities that have gone on that made us nervous. It’s the subprime losses that folks are taking and I should say we’re not, again, we’re not in the subprime business, but all of those losses that folks are taking — the collapse of the commercial paper market in Canada, the collapse of the SIV market in London, the sort of global flows of capital are quite constrained.

We are hopeful that the actions by the Fed last week and whatever they may do today will start to reopen the channels with the banks in terms of desire to take on credit and make investments and that that will really support prices in the real estate market outside of the home market. We’ve seen some modest change in real estate values (technical difficulty) for commercial and the underlying performance of those properties would indicate values should be pretty steady.

So there’s a change in capital markets will change values around capitalization rates or price times earnings ratios is something that we have become much more conscious about in the intervening three months, and that’s four months and that’s why we’ve made this change today.

Bob Peters

Let me ask the question a different way in terms of the dividend where it is now. Assuming that your distributable cash flow that you don’t want to allocate to the other businesses does not improve, do you have any time frame for how long you can keep this dividend rate?

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

I’m afraid I’m getting the wave here. I can’t predict the future. I can tell you the process that the Board went through, what they looked at and how they made this decision. We will change our expense profile dramatically when we get the restatement behind us in that.

Bob Peters

I look forward to it.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

As do we.

Bob Peters

Thank you, gentlemen.

Operator

At this time there are no further questions. I would now like to turn the call back over to Mr. Mike Falcone for closing remarks.

Mike Falcone - Municipal Mortgage & Equity LLC — CEO, President

Thank you, operator. I can speak for all of my colleagues on the call when I say that we are really quite grateful for the support that we have gotten from you all as shareholders over time. We, as does the Board, understand greatly the importance of the dividend. We didn’t come to this decision lightly and you have our commitment to do everything we can to make this business grow and prosper as we move forward. And I really want to thank you again for your support of the Company, as you said, our company. Thank you very much.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may disconnect and have a good day.

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